Exhibit 10.7

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Flextronics Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into this 19th day of March, 2015 (the “Effective Date”) by and between, on the one hand Fitbit International Limited, a company organized under the laws of Ireland, with an address of 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (“Customer”) and for purposes of Section 1.3 only, Fitbit, Inc., a company organized under the laws of the State of Delaware, with an address of 405 Howard Street, Suite 550, San Francisco, California 94105 (“Fitbit”), and, on the other hand, Flextronics Sales & Marketing (A-P) Ltd., a company organized under the laws of Mauritius, having an address of Suite 802, St. James Court, St. Denis Street, Port Louis, Mauritius (“Flextronics”).

Customer desires to engage Flextronics to perform manufacturing and other related services upon the terms and conditions set forth in this Agreement. The parties agree as follows:

1.	DEFINITIONS; SCOPE

1.1. Flextronics and Customer agree that any capitalized terms used herein shall have the meanings set forth in this Agreement and Exhibit 1, which is attached hereto and incorporated herein by reference.

1.2. Each of Customer’s Affiliates may from time to time purchase Products under this Agreement as if it is the “Customer” hereunder. This Agreement will apply to all purchases of the Products by the Customer and or its Affiliates from Flextronics and/or its Affiliates. Customer shall be liable for each such Affiliate’s compliance with this Agreement and any breach of this Agreement by any such Affiliate. In the event of any breach of this Agreement by any Customer Affiliate, Flextronics shall be entitled to terminate this Agreement for breach in accordance with the provisions hereof, and to pursue all remedies to which Flextronics is entitled as a result of such breach, as if Customer was the party in breach.

1.3. Fitbit hereby unconditionally guarantees and shall be liable for the performance of the terms of this Agreement and the payment of all debts, liabilities, and damages arising from the acts or omissions of Customer or any Affiliates of Customer arising in connection with this Agreement (the “Guaranteed Obligations”). This guarantee is absolute, continuing, unlimited, and independent and will not be affected or released for any reason. Fitbit waives: (a) diligence, presentment, demand for payment, protest or notice of any default or nonperformance by Customer or any Customer Affiliate; (b) notice of waivers or indulgences given to Customer or any Customer Affiliate; and (c) all defenses, offsets, and counterclaims against Flextronics that are specifically intended to obfuscate Fitbit’s Guaranteed Obligations, and any requirement that Flextronics proceed first against Customer or a Customer Affiliate or any collateral security and all other suretyship defenses. Until the Guaranteed Obligations have been paid and performed in full, Fitbit shall not enforce any right of subrogation.

1.4. Flextronics shall ensure that all Flextronics’ Affiliates that manufacture Products or Materials hereunder, procure Materials hereunder, or are otherwise involved in the performance of any of Flextronics’ obligations under this Agreement comply with all terms and conditions of this Agreement. Flextronics shall be liable for each such Affiliate’s compliance with this Agreement and any breach of this Agreement by any such Affiliate. In the event of any breach of this Agreement by any Flextronics’ Affiliate, Customer shall be entitled to terminate this Agreement for breach in accordance with the provisions hereof, and to pursue all remedies to which Customer is entitled as a result of such breach, as if Flextronics was the party in breach.

1.5. The parties hereby terminate that certain interim agreement entered into by the parties dated November 9, 2012 (the “Interim Agreement”), with such termination effective as of the Effective Date. The terms and conditions of the Interim Agreement shall continue to apply as provided therein with respect to all performance, liability, obligations and rights of the parties arising under the Interim Agreement prior to the Effective Date (i.e., products manufactured by Flextronics and shipped to Fitbit from Flextronics prior to the Effective Date shall be governed under the Interim Agreement and Products manufactured by Flextronics and shipped to Fitbit from Flextronics on or after the Effective Date shall be governed by this Agreement).

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2.	MANUFACTURING SERVICES

2.1. Work. Customer hereby engages Flextronics to perform the Work in accordance with the terms and conditions of this Agreement. “Work” shall mean to procure certain Materials and to manufacture, assemble, test and ship certain products (“Product(s)”) pursuant to the applicable detailed written Specifications. The “Specifications” for each Product or revision thereof, shall include the applicable Bill of Materials, designs, schematics, assembly drawings, manufacturing process requirements (including any applicable Material sourcing and quality requirements (including Production Materials) and manufacturing process quality requirements), test specifications, current revision number, and associated Approved Vendor List, each of which shall be as provided by Customer through the PDM System. The Specifications shall be maintained in accordance with the terms of this Agreement and are incorporated herein by this reference. In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail. If either party becomes aware of any such conflict, it shall promptly notify the other party thereof. This Agreement does not include any new product introduction or product prototype services related to the Products. In the event that Customer requires any such services, the parties will enter into a separate agreement or purchase order relating thereto. Flextronics agrees that as of the Effective Date, Flextronics is manufacturing, assembling testing and shipping Products for Customer only at its location in Doumen, China. Flextronics and Customer may mutually agree from time to time to allow for the manufacture, assembling testing and shipping of Products at additional Flextronics locations.

2.2. Engineering Changes.

(a) Either party may at any time propose changes to the relevant manufacturing processes, Specifications or the Products by a written Engineering Change Order (each, an “ECO”) to the other party via the PDM System or through another means implemented by Customer and accepted by Flextronics.

(b) The recipient of an ECO will use commercially reasonable efforts to provide a detailed response within [*] working days of receipt. If the ECO is marked or otherwise communicated to the recipient as urgent, the recipient will use all reasonable efforts to provide a detailed response within [*] working day of receipt.

(c) Flextronics will advise the Customer of the likely impact of an ECO (including, delivery scheduling, potential Excess Materials [*], Specifications, manufacturing processes, and Prices) on the provisions of any relevant Purchase Order(s) and/or Forecast.

(d) Flextronics shall not unreasonably withhold, delay or condition its agreement to an ECO and the parties will endeavor to agree and implement all ECOs at the earliest opportunity. Customer may condition or withhold its approval of any ECO proposed by Flextronics in its sole discretion. Notwithstanding the foregoing, no ECO shall be implemented without each party’s prior written consent.

(e) Any Excess Materials [*] resulting from an ECO shall be identified and discussed and the disposition with respect thereto shall be agreed upon by the parties as part of the ECO process. [*] shall be responsible for any such identified Excess Materials [*] resulting from any mutually-agreed ECO.

(f) Each party shall bear its own costs of assessing an ECO. If Flextronics reasonably determines that any ECO request is excessive because the volume of ECO requests during any [*] month period exceeds customary levels, then at such time it shall notify Customer thereof. Following such a notification, the parties shall negotiate in good faith with respect to the allocation of the costs of assessing such ECO. Any costs to implement an ECO (including, as applicable, increases to the costs of Materials, Material handling charges, process and tooling charges, administrative charges, engineering charges, and evaluation and testing costs) will be agreed to by the parties as part of the ECO process and shall be incurred as agreed.

(g) Until an ECO has been approved in writing by both parties in accordance with this Section, including, agreeing to Excess Material [*] liability and allocation of implementation costs related thereto, the parties will continue to perform their obligations under this Agreement without taking account of that ECO. All relevant records relating to ECOs will be maintained by Customer or through another means implemented by Customer.

2.3. Tooling. Customer shall pay for or otherwise obtain, own and consign to Flextronics any tooling and related equipment, including, manufacturing fixtures and jigs, specifically necessary for manufacturing, assembling, and/or testing Products under this Agreement as reasonably determined by the Customer with Flextronics’ input (the “Tooling”). Without Customer’s prior written consent, Flextronics shall not at any time use any Tooling for the production of goods or products or the performance of services for or on behalf of any third party or for any purposes other than that performance of the Work for Customer pursuant to this Agreement. For so long

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as the Tooling [*]: (i) be responsible for any loss of, or damage to, such Tooling, normal wear and tear excepted; (ii) maintain Tooling in good condition and repair; and (iii) will provide all necessary calibration services for such Tooling. [*] shall be responsible for the costs of routine maintenance with respect to the Tooling. For any costs with respect to the Tooling that [*] shall be responsible for those agreed-upon costs, such as for the non-routine maintenance, repair, calibration and/or replacement of the Tooling. [*] shall be liable for the timely replacement of any [*] Tooling that is damaged or lost while [*]. Each month Flextronics will provide an asset log accompanied with a depreciation schedule related to the Tooling. Upon Customer’s request (during or after the Term of this Agreement), subject to Customer’s payment of all undisputed amounts due under this Agreement, Flextronics will cooperate with Customer in all ways reasonably necessary to facilitate the Customer-directed destruction, delivery, or other disposition of any Tooling. Flextronics shall carry inventories of spare Tooling at costs to be agreed upon with Customer.

2.4. Non-Recurring Expenses; Software. Customer shall pay for or otherwise obtain, own and consign to Flextronics any software specifically necessary for manufacturing, assembling, and/or testing Products under this Agreement and shall pay for any other non-recurring expenses, in each case as set forth in Flextronics’ quotation approved by Customer or as otherwise pre-approved by Customer in writing. As between Customer and Flextronics, all software that Customer provides to Flextronics shall be Customer’s Intellectual Property as set forth in Section 10.1 and any software (e.g., testing related) that Customer engages Flextronics to develop shall be Customer’s Intellectual Property as provided under Section 10.3.

2.5. Cost Reduction Projects. Flextronics will use commercially reasonable efforts to reduce the Price of the Products, including, by reducing the cost of the Materials. Any Price reduction will be implemented per the quarterly pricing review process set forth in Section 3.6. Any Price reduction that is [*] shall be realized in the Price pursuant to the schedule below. All other Price reductions shall be fully realized in the Price in the [*] in which the price reduction is implemented. If Flextronics incurs any out of pocket costs related to the implementation of the Price reduction, then the parties shall [*]. Customer will in good faith evaluate and approve or disapprove in its sole discretion viable “off-AML” suppliers and alternate parts proposed by Flextronics for the purposes of cost reduction.

Schedule for Cost Reduction Implementation
Period	Cost reduction realized in Price
Current calendar [*]	[*]
First [*] full calendar quarters after the quarter in which the reduction is implemented	[*]
Thereafter	[*]

3.	PURCHASE ORDERS; FORECASTS; PRICING; PAYMENT

3.1 Purchase Orders; Forecasts. On a quarterly basis, or on a more frequent basis as the parties may mutually agree, Customer will provide Flextronics with updated Purchase Orders and Forecasts for the Products so as to maintain a minimum of rolling [*] months of Forecast coverage at all times, which shall include the following:

(a) Purchase Order(s) for Customer’s Product requirements for the applicable quarter in the form of either: (i) individual Purchase Orders covering such period (each, an “Individual Purchase Order”); or (ii) a blanket Purchase Order (each, a “Blanket Purchase Order”) covering such period, which will also be incorporated into the monthly Product requirements set forth in the Forecast, and under which Customer may issue release orders (each, a “Release Order”) from time to time whereby Customer will identify the specific number of Products and delivery dates therein. Except where otherwise specifically identified herein, the term “Purchase Order” refers to, and includes, Individual Purchase Orders, Blanket Purchase Orders, Release Orders and Risk Buys. If during any quarter the Forecast is adjusted such that the accepted Purchase Order(s) do not cover the Product requirements set forth for such quarter in the Forecast, then Customer shall adjust the Purchase Order(s) to cover such amounts. Customer may approve additional purchases of Materials to cover the difference between the Forecast and the accepted Purchase Orders, or for any other approved reasons, in additional written acknowledgements to Flextronics (each, a “Risk Buy”).

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(b) A rolling forecast (each, a “Forecast”) of Customer’s intended purchases of Products for the subsequent [*] month period. Customer will use reasonable efforts to ensure that each Forecast is accurate; provided, however, the parties acknowledge and agree that each such Forecast is a good faith estimate of Customer’s anticipated Product requirements over the applicable period based on information then available to Customer.

Customer’s liability with respect to any Purchase Order and any Forecast shall be as specifically set forth in Sections 4.2, 5.4 and 6.

3.2 Purchase Order Acceptance. Purchase Orders issued by Customer to Flextronics shall be automatically deemed accepted by Flextronics; provided, however, that Flextronics may reject any Purchase Order if the Prices, lead times or other terms of the Purchase Order are inconsistent with this Agreement, or if the Purchase Order would exceed Customer’s then-approved Credit Limit established in accordance with Section 3.8(b). Flextronics will notify the Customer of any such rejection within [*] working days of receipt thereof. If it does not so notify Customer thereof within such time period, then Flextronics shall be deemed to have waived its right to reject the applicable Purchase Order.

3.3 Purchase Order Rejection. If Flextronics rejects a Purchase Order pursuant to Section 3.2, then Flextronics will in the applicable notice inform Customer of the exact reason(s) for rejection and thereafter work with the Customer in good faith to resolve any issues therewith as soon as reasonably practicable under the circumstances. If Flextronics attempts to reject a Purchase Order that is consistent with the terms of this Agreement and fails to resolve such issue within [*] calendar days of its attempted rejection, then: (i) Customer may have the Products that are the subject of such rejected Purchase Order [*]; (ii) Flextronics shall [*]; and (iii) Customer shall have [*] with respect to such Purchase Order, including the Materials that would have otherwise been used to fulfill such Purchase Order. Further, in the event of a [*] pursuant to this Section, then Flextronics will cooperate related thereto in accordance with Section 11.4.

3.4 Purchase Order Precedence. Regardless any of the terms and conditions contained on any of Customer’s Purchase Orders, Flextronics’ sales order confirmation or any other similar documents, the terms and conditions of this Agreement shall govern Customer’s purchases of Products pursuant hereto. For clarity, this Agreement shall supersede and exclude any terms and conditions found on the Customer’s or its Affiliates’ Purchase Orders or Flextronics or its Affiliates’ sales order confirmations, which shall be deemed deleted. Each Purchase Order will describe in more detail the required Product (and any Work) to be provided by Flextronics and will include, at a minimum, the description and Price per unit of Products being ordered, the quantities of Products ordered, Product revision details and such other information as the parties may agree is required. Purchase Orders may be issued in writing, by mail, facsimile, or by other electronic means as agreed to by the parties from time to time.

3.5 Production Disruption. In the event that Flextronics experiences a disruption in its ability to provide Product for [*] consecutive calendar days, Flextronics’ facilities are incapacitated for any reason for [*] consecutive calendar days, or Flextronics has reasonable belief that its facilities will be incapacitated for [*] consecutive calendar days, then Flextronics shall immediately notify Customer and implement Flextronics’ business continuity plan then in place, which Flextronics shall make available for Customer’s review upon request. In the event of such a disruption, then (i) Customer may have the Products that are the subject of such disruption [*]; (ii) Customer may purchase from Flextronics, [*], all or any part of any Materials, Work-In-Progress or Finished Products that Flextronics has on hand, and Flextronics will, at Customer’s request, transfer to Customer any open purchase orders Flextronics has with any Suppliers related to the purchase of Materials; and (iii) with respect to the Products that are no longer to be manufactured by Flextronics due to such disruption, Customer shall only have liability for those [*] that Flextronics is able to ship or re-direct to Customer within [*] calendar days of the disruption; provided however, if Flextronics notifies Customer prior to the [*] calendar day that it is unable to ship or redirect any such [*] to Customer, but will be able to ship or redirect the [*] shortly thereafter (e.g., due to the fact that the [*] are in-transit) then the parties shall work in good faith to adjust the timeframe to permit Flextronics a reasonable period of time to ship or redirect the [*] to Customer, and so long as Flextronics ships or redirects the [*] within such mutually agreed timeframe then Customer shall have liability therefor. Further, in the event of a redirection of production to a third party pursuant to this Section, then Flextronics will cooperate related thereto in accordance with Section 11.4.

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3.6 Pricing

(a) Prices will be subject to review by the parties on a quarterly basis (and at such other times as may be agreed) per a mutually agreed to quarterly pricing review and reconciliation process.

(b) Changes to Prices, and the manner and timing of their implementation, will be agreed by the parties on a fair and reasonable basis through such quarterly review and reconciliation process.

(c) Prices will be based on the Costs of Materials, actual Material overhead costs, actual cycle time and labor rates, SG&A [*] as of the Effective Date), and profit margin [*] as of the Effective Date) in accordance with the pricing model agreed to by the parties.

(d) Reduction in Prices will be handled pursuant to Section 2.5 above. Any potential Price increases will be identified by the parties and must be agreed to in writing by the Customer before any implementation thereof; provided, however, that Flextronics and Customer will [*].

(e) The parties shall discuss any actual costs that Flextronics reasonably believes it has incurred or will incur due to a lack of supply of sufficient quantities or a reasonable level of quality of [*], or otherwise solely as a result of a failure of [*], in any case that disrupts the ability to sustain the production schedule reasonably required to meet the then-current accepted Purchase Orders and the then-current Forecast [*]. If a [*] Disruption actually persists or is reasonably anticipated to persist for at least [*] working days, then Flextronics may immediately notify Customer thereof and require Customer to elect either of the options set forth in (i) and (ii) below. Along with any such notice, Flextronics shall provide reasonably-detailed data to support any such costs that it has incurred or will incur due to such [*] Disruption, as well as the [*] it would have to incur to restart the Work if Customer elects option (ii) below. Customer shall have no obligation to elect an option hereunder until such time as Flextronics provides such reasonably detailed data to support such costs. Upon its receipt of the required notice and data, Customer shall at its option elect to either: (i) [*] it has incurred or will incur due to such [*] Disruption, or (ii) have Flextronics suspend the Work to be performed hereunder; provided that the parties shall negotiate in good faith with respect to the allocation of the actual costs Flextronics will have to incur to restart the Work when it does actually restart the Work hereunder. In any case, Customer’s total liability for Flextronics actual costs under this Section shall not exceed the [*] that would have been manufactured, if not for the [*] Disruption, from the [*] working day through the date of restart or Customer’s election of option (ii). Following Customer’s election of option (ii) in the foregoing sentence, Flextronics shall restart the Work hereunder within [*] working days following its receipt of the written request from Customer.

(f) All Prices are exclusive of federal, state and local excise, sales, use, value-added, and similar transfer taxes, Customer shall be responsible for all such taxes; provided that, Flextronics shall be solely liable for all taxes on Flextronics’s net income. Flextronics shall not charge Customer for any taxes that are exempted if Customer provides Flextronics with a valid exemption certificate or other acceptable notice from a governmental authority; provided that, Customer bears all costs and pays any required bonds or other amounts necessary for it to obtain and maintain such exemptions.

3.7 Payment. All payments owed by Customer to Flextronics under this Agreement shall be stated and paid in U.S. Dollars. Flextronics will invoice Customer on, or as soon as reasonably practicable after, the delivery date of the applicable Products. Customer agrees to pay the undisputed amounts of any proper invoices it receives pursuant to this Agreement from Flextronics in U.S. Dollars within [*] calendar days of the date of its receipt of the invoice. If Customer disputes any amounts contained on any invoice it will notify Flextronics thereof and the nature of the dispute in writing, in which case Customer shall pay all undisputed amounts and notify Flextronics of the dispute promptly following receipt of the invoice. Thereafter, the parties will work in good faith to resolve such dispute as promptly as practicable. Upon resolution of the dispute, Flextronics shall resubmit an invoice to Customer reflecting such agreed upon resolution, and payment shall be due thereon within [*] calendar days from the date of Customer’s receipt of any such modified invoice.

3.8 Late Payment and Credit.

(a) If Customer fails to make payment on any correct invoice by the due date, Flextronics shall notify Customer in writing of Customer’s failure to pay, and Customer shall have [*] working days from the date of Customer’s receipt of such notice to pay or to dispute all or a portion of the invoice pursuant to the procedures set

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forth in Section 3.7. If the Customer again fails to make payment or notify Flextronics that such invoice is in dispute within such [*] working day period, then Flextronics may, in addition to its other rights and remedies, upon written notice to Customer, [*] until payment is made or the issue is otherwise resolved.

(b) On not more than a quarterly basis, Customer shall provide Flextronics with reasonably detailed and accurate financial information in order to allow Flextronics to determine the credit limit that Flextronics is willing to extend to Customer for outstanding exposure to Flextronics (the “Credit Limit”). The Credit Limit as of the Effective Date is USD[*]. Customer’s ability to submit Forecasts and Purchase Orders will be limited to the then-current Credit Limit, provided that, if Flextronics reasonably determines that based on the then-current Purchase Orders and Forecast Customer’s total credit exposure with Flextronics is or would be in excess of its then-current Credit Limit, then Flextronics shall provide written notice thereof to Customer and for a period of thirty (30) calendar days from Customer’s receipt of any such notice, the parties shall discuss and negotiate in good faith to either: (i) [*], or (ii) [*], and the timing of such payment(s), which shall be no less than thirty (30) calendar days from the expiration of such discussion and negotiation period. During such period both parties shall continue to fully perform their obligations under this Agreement so long as Customer continues to timely pay any amounts due hereunder. For clarity, Flextronics acknowledges that all non-public information provided by Customer is Confidential Information of Customer and shall be handled at all times in accordance with Section 13.1. Notwithstanding the foregoing, if at any time Customer commences filing quarterly and annual reports with the United States Securities and Exchange Commission, then Customer shall have no further obligation to provide financial information to Flextronics hereunder.

4.	MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1. Quarterly BOM & Materials Review. By the end of the [*] week of each quarter, or as otherwise agreed by authorized representatives of the parties from time to time, Customer will provide Flextronics with a report indicating the pricing, Materials Procurement Lead Time, NCNR status, and MOQ for every Material on the Bill of Materials for each Product, and highlighting any changes from the previous quarter. Within [*] weeks of Flextronics receipt of such report, it shall review such report and either confirm its agreement therewith or object thereto and provide Customer reasonable detail as to the basis for objection. If any objection arises, then the parties shall work in good faith to resolve such objection as soon as reasonably practicable under the circumstances in order to finalize the Materials report. Based on such agreed upon Materials report, the parties will then determine the Price (in accordance with Section 3.6), Lead Time and availability for each Product for the upcoming quarter.

4.2. Materials Commitment; Authorization to Procure Materials. Flextronics shall be entitled to procure Materials in accordance with the agreed Materials Procurement Lead Times, NCNR status and MOQs (along with any economic buy, last-time buy, and other volume purchases, in each case that are pre-approved in writing by an authorized representative of Customer) as required to allow Flextronics to meet the then-current [*] (such purchases of Materials constituting the “Materials Commitment”). For any Materials within the Materials Commitment that become Excess Materials [*] as a result of Customer delaying, rescheduling or cancelling any Purchase Order for the Products in accordance with Section 5.4, Customer will be liable for such Excess Materials in accordance with Section 6. Flextronics will be solely liable for any Materials ordered outside, or in excess, of the Materials Commitment.

4.3. Approved Vendors; Materials Procurement. Customer shall provide to Flextronics and maintain an Approved Vendor List or AVL. Flextronics shall purchase the Materials (including the Production Materials) from only those respective Suppliers on the current AVL and shall incorporate only those Materials into the Products and use only those Materials in manufacturing the Products. Flextronics shall not purchase, introduce, substitute or use any other materials from any other supplier (i.e., other than those Materials (including Production Materials) specified by Customer in the Specifications). To use other suppliers or other materials, Flextronics must obtain Customer’s prior consent through an approved Engineering Change Order pursuant to Section 2.2. Upon reasonable request by Customer, Flextronics will provide appropriate financial, testing, reference, and other information relating to the qualifications, quality, financial viability and reliability of any such proposed new supplier. Customer will provide Flextronics and its Affiliates the opportunity to be included on AVLs for Materials that Flextronics can supply, if Flextronics or the applicable Affiliate is competitive with other Suppliers with respect to reasonable and unbiased criteria established by Customer from time to time. If Customer requires Flextronics to procure Materials on terms and conditions with the Supplier that are based on a written agreement between

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Customer and such Supplier, then Flextronics will do so; provided that, if Flextronics reasonably determines that as a result thereof it shall incur [*] then the parties shall initiate the dispute resolution process set forth in Section 13.12 to work in good faith to determine an appropriate adjustment to the [*]. If as a result of [*] in violation of any such terms and conditions between Customer and any Supplier that have been made known to and acknowledged in writing [*] Supplier to the pricing or availability for any Materials, then the parties shall initiate the dispute resolution process set forth in Section 13.12 to work in good faith to determine an appropriate adjustment to the [*]. If the need for any such an adjustment arises, the parties shall work in good faith to minimize the impact thereof.

4.4. Customer Consigned Materials. Some Materials utilized in the manufacturing of the Products may be consigned by Customer to Flextronics. Flextronics is responsible for timely placement of purchase orders upon Customer for consigned Materials based upon the Materials Commitment. Customer will use commercially reasonable efforts to deliver such ordered Materials to Flextronics’ designated facility on or before Flextronics’ requested delivery date unless Customer notifies Flextronics of an alternative delivery date. For any such orders not placed by [*] within reasonable lead times for such Materials (as established by the parties from time to time) following the parties establishing the applicable Materials Commitment, any [*] necessary to meet Flextronics’ requested delivery dates shall be the sole responsibility of [*]. All Customer consigned Materials that were paid for by Customer shall be, and remain, the property of Customer until Flextronics purchases such Materials from Customer. Flextronics shall provide the appropriate care and control of all Customer consigned Materials in the same way as with Flextronics-owned materials that are of a similar nature, but no less than a commercially reasonable level of care and control. [*] for the timely replacement of any [*] that are damaged or lost while in [*]. Flextronics shall provide Customer a monthly report of Customer consigned Materials in its possession or under its control.

4.5. Materials Warranties.

(a) With respect to any Materials that are designed and manufactured by Flextronics and are incorporated into a BOM for any Product, Flextronics agrees that such Materials shall be [*].

(b) Flextronics shall use commercially reasonable efforts to obtain from the applicable Supplier and pass through to Customer the following warranties with regard to the Materials: (i) conformance of the Materials with the Supplier’s specifications and/or the Specifications; (ii) that the Materials will be free from defects in workmanship; (iii) that the Materials will comply with applicable laws, including, the Environmental Regulations; and (iv) that the Materials will not infringe the rights of third parties, including, any intellectual property rights of any third parties. From time to time (but for not more than [*]) upon the request of Customer [*].

4.6. Material Shortage or Discontinuation. Flextronics shall monitor the performance of Suppliers and make data relating thereto available to Customer. In the event that Flextronics becomes aware of any planned discontinuation of any Materials, failure of a Supplier to provide any Materials, or other difficulties in obtaining the Materials necessary to meet the needs of the Materials Commitment, Flextronics shall promptly upon becoming aware thereof inform Customer in writing and take commercially reasonable steps as necessary to prevent any Work delays and to otherwise remedy the situation, including, securing the greatest amount of time possible under the circumstances for Flextronics and/or Customer to exercise last time buy rights.

5.	SHIPMENTS, SCHEDULE CHANGE, DELAYS, CANCELLATION

5.1. Shipping Requirements. Flextronics will package the Products in accordance with the Specifications and the applicable Purchase Order. Unless otherwise specified in the Specifications or a Purchase Order, Flextronics will package the Products in a manner [*] to provide for [*] of the Products, including, without limitation: (a) in accordance with [*]; and (b) [*] for shipment. [*] will mark all containers and packaging with [*]. Each shipment of Product shall include a packing slip that contains at a minimum: (i) the Purchase Order number, (ii) Customer’s part number, (iii) quantity, (iv) date of shipment, and (v) country of origin (i.e., manufacturing location) in compliance with Section 304 of the United States Tariff Act. The Product and its container must also be conspicuously marked with the country of origin (i.e., manufacturing location). Flextronics must provide Customer, as and when requested by Customer, a signed certificate stating country of origin (i.e., manufacturing location) by quantity and part number.

5.2. Shipments. In addition to Flextronics’ obligations under Section 5.1 above, Flextronics shall be responsible for [*], which the parties acknowledge have been [*]. Unless otherwise designated in the applicable

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Purchase Order, all Products delivered pursuant to the terms of this Agreement shall be shipped [*] to Customer’s specified location in [*] or as otherwise designated by Customer in writing from time to time, provided that if such change in shipping location results in an increase in the [*] then the parties shall [*] with respect to a corresponding [*]. Title and risk of loss to the Products shall pass to Customer upon delivery at the stated Incoterms delivery point set forth in the applicable Purchase Order. Customer shall be the importer of record when applicable.

5.3. Quantity Increases and Shipment Schedule Changes.

(a) Flextronics shall use commercially reasonable efforts to: (i) accept [*]; (ii) increase the quantity to be delivered [*]; and/or (iii) [*] of existing Purchase Orders at Customer’s request.

(b) Delays in Shipment. Flextronics will promptly notify Customer in writing of any anticipated delay in meeting the Product delivery dates specified in any accepted Purchase Order stating the reasons for the delay and the new delivery date. In the event of such a delay, Flextronics will promptly notify Customer and provide a recovery plan acceptable to Customer within [*] calendar days. Should Flextronics not fulfill such recovery plan at no fault of Customer and not due to a Force Majeure Event, then at Fitbit’s option it may: (i) take delivery of the Products and receive a credit from Flextronics equal to [*], up to a maximum of [*] of the value of the delayed portion of the Purchase Order; or (ii) have the Products that are the subject of the delay [*], all or any part of any Materials, Work-In-Progress or Finished Products that Flextronics has on hand, and [*] any open purchase orders Flextronics has with any Suppliers related to the purchase of Materials. If Customer elects option (ii), then Flextronics shall reimburse Customer for the [*] for such products, up to a maximum amount of [*], and with respect to the Products that are no longer to be manufactured by Flextronics due to such delay, Customer shall only have liability for those [*] within [*] calendar days of the Customer’s request for shipment; provided however, if Flextronics notifies Customer prior to the [*] calendar day that it is unable to ship or redirect any such [*] to Customer, but will be able to ship or redirect the [*] shortly thereafter (e.g., due to the fact that the [*] are in-transit) then the parties shall work in good faith to adjust the timeframe to permit Flextronics a reasonable period of time to ship or redirect the [*] to Customer, and so long as Flextronics ships or redirects the [*] within such mutually agreed timeframe then Customer shall have [*]. Further, in the event of a redirection of production to a third party pursuant to this Section, then Flextronics will cooperate related thereto in accordance with Section 11.4.

5.4. Cancellation or Rescheduling of Orders by Customer.

(a) Customer may cancel or reschedule any portion or all of a Purchase Order or Forecast at any time prior to, or after, its acceptance by Flextronics. If Customer cancels or reschedules an accepted Purchase Order or Forecast (or any part thereof) for any reason, then:

(i) in the case of: (x) [*] that is within [*] of its scheduled delivery date as agreed upon in the applicable Purchase Order, and (y) [*] that is within [*] as agreed upon in the applicable Purchase Order, [*] shall be liable to Flextronics for the [*] for such [*] and the [*] for such [*], which is derived by removing from the [*]; and

(ii) Customer shall also be liable for any [*] that arise directly as a result thereof in accordance with Section 6.

[*] paid for by Customer pursuant hereto will be, at Customer’s sole election and expense, either shipped by Flextronics to Customer’s designated location or destroyed.

(b) If any Purchase Order or Forecast (or part thereof) is cancelled due to an expiration or termination of this Agreement, Customer may direct Flextronics to cease its Work hereunder. In the event of such expiration or termination, Customer shall pay to Flextronics all relevant amounts specified in Section 5.4(a), except that with respect to [*], Customer shall only have liability for those [*] that Flextronics is able to ship or redirect to Customer within [*] calendar days of the cancellation; provided however, if Flextronics notifies Customer prior to the [*] calendar day that it is unable to ship or redirect any such [*] to Customer, but will be able to ship or redirect the [*] shortly thereafter (e.g., due to the fact that the [*] are in-transit) then the parties shall work in good faith to adjust the timeframe to permit Flextronics a reasonable period of time to ship or redirect the [*] to Customer, and so long as Flextronics ships or redirects the [*] within such mutually agreed timeframe then Customer shall have [*].

(c) Flextronics will use commercially reasonable efforts to attempt to mitigate the costs described above. All costs of [*] shall be addressed in accordance with Section 6.

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6.	MATERIALS CLAIMS.

6.1 Certain Definitions.

(a) “Excess Materials” means any Materials that are in Flextronics’ inventory and that were ordered, acquired, or produced in support of an applicable Materials Commitment using efficient inventory purchasing practices and for which there is [*] calendar days based on the current [*] from Customer.

(b) “Obsolete Materials” means any Materials that are in Flextronics’ inventory and were ordered, acquired, or produced in support of an applicable Materials Commitment using efficient inventory purchasing practices and for which there is [*] in the current [*] from Customer.

(c) “Aged Materials” means any Materials that are in Flextronics’ inventory and were ordered, acquired, or produced in support of an applicable Materials Commitment using efficient inventory purchasing practices and that have been in Flextronics’ inventory for [*] calendar days.

6.2 Disposition of Materials Claims. Within [*] calendar days of the end of each quarter, Flextronics shall provide Customer with a written report setting forth all Materials that Flextronics believes are [*] (as determined in accordance with Section 6.1), including, setting forth the amount and value of any such [*] and all other information reasonably necessary for Customer to determine whether such Material has been appropriately classified; provided that Flextronics may only raise a claim with respect to [*] that (i) became [*]; or (ii) Flextronics previously [*] for pursuant to this Section. Customer shall have [*] calendar days to confirm or dispute Flextronics’ assessment of the existence, amount and value of such Materials. [*], will result in Customer’s right to reject the claim. If Customer rejects the claim for any reason, the parties shall work in good faith to resolve any issues identified by Customer as soon as reasonably practicable under the circumstances. If Customer confirms the Materials claim, then within [*] calendar days of the date on which Customer confirms the Materials claim, the following apply:

(a) With respect to [*], at Customer’s sole option, Customer shall either:

        (i) Instruct Flextronics to continue storing the [*] and pay a quarterly fee to Flextronics for its storage thereof from the date it confirmed the Materials claim and for so long as the [*] remain in storage. Notwithstanding the foregoing, if the amount of [*] to be stored pursuant hereto is [*], then Flextronics shall have the right to impose such fee effective as of the date on which the Materials claim was actually received by Customer; provided that, if Flextronics fails to provide notice of its intent to impose such fee [*]. In any case, such fee shall be equal to a quarterly charge of [*] of the [*]. For example, if the amount of [*] being stored in a particular quarter was $1,000,000, then the quarterly fee would be [*]. During any such storage period Customer may elect to instead pursue option (ii) or (iii) with respect to such [*]; or

        (ii) Issue to Flextronics a purchase order and pay Flextronics for the [*], and have Flextronics either (a) ship the [*] to Customer at Customer’s instruction as set forth in the purchase order (as reasonably acceptable to Flextronics), or (b) destroy the [*], in either case at Customer’s expense; or

        (iii) Issue to Flextronics a purchase order and pay Flextronics for the [*] and instruct Flextronics to retain possession of the [*] as consigned Materials, in which case Flextronics shall hold and attempt to use such [*] shall refund or credit to Customer on a monthly basis for all amounts of the consigned Materials subsequently used by Flextronics in manufacturing the Products.

(b) With respect to [*], Customer shall issue to Flextronics a purchase order for [*], and at Customer’s sole option have Flextronics either (i) ship the Materials to Customer at Customer’s instruction as set forth in the purchase order (as reasonably acceptable to Flextronics), or (ii) destroy such Materials, in either case at Customer’s expense. Notwithstanding the foregoing or anything else in this Agreement, Flextronics shall identify all [*] that result from an ECO, and [*] for and instruct Flextronics how to disposition such [*] promptly following the implementation of the ECO.

Flextronics shall provide monthly reports regarding the amount of [*] that remain, status thereof, and any other information reasonably requested by Customer relating to the Materials inventories.

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6.3 Notices. Notwithstanding Section 13.11, all notices, purchase orders and any other communications required to be made or delivered by either party to the other party pursuant to this Section 6 shall be sent to the representatives of each party as agreed to by the parties from time to time.

6.4 Mitigation. During any period in which liability for Excess Materials, [*], Flextronics shall use commercially reasonable efforts to return Materials, or otherwise mitigate the amounts payable by Customer hereunder; provided, however, the foregoing requirement does not extend any of the timeframes established in Section 6.2. In the event Customer fails to pay any amounts as and when due under this Section 6 and Customer fails to cure such non-payment within [*] working days of its receipt of notice thereof from Flextronics, Flextronics will be entitled to [*]. Flextronics shall then submit an invoice [*] for the balance due and Customer agrees to pay the undisputed portion of such invoice within [*] working days of its receipt of the invoice.

7.	PRODUCT ACCEPTANCE.

7.1 Prior to shipment, Flextronics shall have tested all Products in accordance with the acceptance criteria and test procedures mutually agreed upon by the parties as set forth in the Specifications (“Acceptance Criteria”). Customer or its designated third party receiving the Products may reject Products that: (a) have been damaged prior to delivery due to [*], or (b) do not meet, [*], as determined on a reasonable basis by Customer or its third party receiving the Products (such rejected Products, the “Rejected Products”).

7.2 Customer will notify Flextronics in writing of any Rejected Products within [*] calendar days of receipt of such Products. Flextronics will provide Customer with a return materials authorization (RMA) for such Rejected Products within [*] working days of it receipt of such notice. Customer shall return ship such Rejected Products [*] working days of its receipt of the RMA. Customer shall return all Products [*], to Flextronics’ mutually agreed upon RMA site, and for all shipments of returned Products Customer or Flextronics shall be the importer and/or exporter of record as applicable.

7.3 In inspecting the Products, Customer or its designated third party receiving the Products shall do so in accordance with an acceptable quality limit (AQL) of [*]. Customer shall have the right to reject the [*] should the Products being delivered not meet this AQL. In such an event, an RMA will be issued and the Products returned pursuant to Section 7.2.

7.4 Upon return of the Rejected Products, Flextronics will, as soon as reasonably practical, inform Customer as to whether it agrees with Customer’s determination that the returned Products met the criteria necessary for them to be rejected by Customer (it shall perform such assessment as detailed in Section 8.3). If it agrees with Customer’s rejection of the Products, then, as Customer’s sole remedy and Flextronics’ exclusive obligation, Flextronics shall: (i) at Customer’s option, [*], (ii) [*] for the return shipping of such Products, and (iii) [*]. Notwithstanding the Customer’s right to elect a remedy, if Customer elects [*] is permitted by applicable law, then the parties shall mutually discuss and work in good faith to agree to an appropriate remedy under the circumstances; [*]. In the case of Product replacement, title to returned Products will pass to Flextronics on delivery to Flextronics at the Incoterms point stated in Section 7.2, and title to the replacement Products will pass back to the Customer on re-delivery to the Customer in accordance with Section 5.2. [*], title to the returned Products shall pass to Flextronics on delivery to Flextronics at the Incoterms point stated in Section 7.2. If Flextronics does not agree with Customer’s rejection of the Products, then the parties will work in good faith to resolve such issues as soon as reasonably practicable under the circumstances. For any Products that were improperly rejected by Customer (including those for which no defects are found), Customer remains responsible for all costs to redeliver such Products to Customer. If during any quarter more than [*] of the Products returned to Flextronics by Customer are found to be improperly rejected, then Flextronics may charge Customer for its [*] improperly rejected Products [*]. Customer remains liable for all costs to redeliver such Products to Customer.

7.5 In the absence of a notification of rejection, the Customer will be deemed to have accepted Products [*] calendar days after receipt of the applicable Products.

8.	MANUFACTURER LIMITED WARRANTY

8.1 During the Warranty Period, Flextronics warrants that: (a) it will have manufactured the Products in accordance with the Specifications, free of defects in workmanship and in accordance with Section 9.1, (b) Flextronics shall not include in any Product any Materials that are not new (during both manufacture and any repair), except to the extent agreed by the parties in writing, and [*]. All such warranties specified herein will survive any inspection, delivery, acceptance, or payment by Customer.

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8.2 Customer shall notify Flextronics in writing within a reasonable period of time after discovery of any Products found to not conform to any of the warranties set forth in any of clauses (alone or in any combination) (a), (b) and (c) in Section 8.1 above during the Warranty Period. Customer shall return such Products (or Flextronics manufactured Materials) to Flextronics’ designated repair location at Customer’s cost (subject to Section 8.4) and risk within [*] working days of its receipt of the RMA. Customer shall return all Products [*], Flextronics’ designated mutually agreed upon RMA site, and for all shipments of returned Products Customer or Flextronics shall be the importer and/or exporter of record as applicable.

8.3 Flextronics will provide Customer with an RMA for any Products being returned hereunder within [*] working days of its receipt of notice from Customer relating thereto. All such returned Products shall include documentation describing the nature of the defect, how it was discovered and under what conditions it occurred (to the extent that Customer has such information). For all returned Product (whether under Sections 7 and/or 8), Flextronics will conduct appropriate failure analysis in order to determine the root cause or failure mode relating to the Product defects or failures and whether such defects or failures are attributable to a single failure mode, relating to workmanship, inadequate or improper testing, or failure to follow manufacturing protocols. Flextronics will complete such analysis as soon as reasonably practical and inform Customer as to whether it agrees with Customer’s determination that the returned Products meet the criteria necessary for them to be rejected under Section 7 and/or covered by the warranties under Section 8. If Flextronics does not agree with Customer’s determination, then the parties will work in good faith to resolve such issues as soon as reasonably practicable under the circumstances. For any Products that were improperly returned by Customer (including those for which no defects are found), Customer remains responsible for all costs to redeliver such Products to Customer. If during any quarter more than [*] of the Products returned to Flextronics by Customer are found to be improperly returned, then Flextronics may charge Customer for its [*].

8.4 For any Product found to not conform to any of the warranties set forth in Section 8.1 above during the Warranty Period, as Customer’s [*], Flextronics shall (a) at Customer’s option, [*], (b) [*], and (c) [*]. Notwithstanding the Customer’s right to elect a remedy, if Customer elects a [*] is permitted by applicable law, then the parties shall mutually discuss and work in good faith to agree to an appropriate remedy under the circumstances; provided that [*] result in the Product being repaired to a form that enables it to [*]. In the case of Product replacement, title to returned Products will pass to Flextronics on delivery to Flextronics at the Incoterms point stated in Section 8.2, and title to the replacement Products will pass back to the Customer on re-delivery to the Customer in accordance with Section 5.2. In the case of credit, title to the returned Products shall pass to Flextronics on delivery to Flextronics at the Incoterms point stated in Section 8.2.

8.5 The above warranties will not apply to: (a) [*] except as provided in Sections [*]; (b) [*] to the extent resulting [*] of the Products; (c) any [*] to the extent it has been [*] by any person or entity after [*] to Customer; (d) first articles, prototypes, pre-production units, or test units, or (e) [*] the extent resulting [*] to manufacture the Products.

8.6 In performing its obligations hereunder, Flextronics agrees to comply with the requirements set forth in Exhibit 8.6 hereto, [*]. For any breach of the warranty in this Section 8.6, [*] (a) [*] the affected Products so as to comply with the requirements of Section [*]; (b) [*] manufacturing of the Products so as to comply with the requirements of Section [*]; and (c) [*].

8.7 Customer will provide its own warranties relating to the Products directly to any of its end users or other third parties. Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics.

8.8 No Representations or Other Warranties. SECTIONS 7 AND 8 SET FORTH FLEXTRONICS’ SOLE OBLIGATION AND LIABILITY, AND THE CUSTOMER’S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICES PROVIDED HEREUNDER AND REPLACES ALL OTHER WARRANTIES, REPRESENTATIONS, AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

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8.9 Epidemic Failure. In addition to the other remedies set forth in this Section 8, if during any [*] calendar day period greater than [*] of the Products delivered to Customer during such period are found to not conform to any of the warranties set forth in Section 8.1 above (each, an “Epidemic Failure”), then Customer will notify Flextronics in writing of the nonconformity. After such notification, Flextronics and Customer will work in good faith to agree to a reasonable plan to carry out the repair or replacement of the affected Products. Upon agreement, Flextronics will pay any [*]; provided that, this does not in any way limit Flextronics’ liability to repair or replace Products found to not conform to any of the warranties set forth in Section 8.1.

9.	QUALITY ASSURANCE

9.1 Quality Assurance Systems. Flextronics will maintain quality assurance systems for the control of Material quality (including the Production Materials), Material processing (including the Production Materials), assembly, testing, manufacturing, packaging and shipping in accordance with the Specifications as well as its usual policies and practices. The workmanship standard to be used in manufacturing the Product is IPC-A-610 Rev. C Class II, as published by the Institute for Interconnecting and Packaging Electronic Circuits. Flextronics will successfully maintain ISO 9001 quality standards and certification at all Flextronics facilities utilized in the manufacture of Products or performance of Work for Customer. Flextronics shall proactively pursue [*] Product [*]. Flextronics shall document and make available for Customer’s review Flextronics’ [*]. Without limiting the generality of the foregoing, Flextronics shall (a) notify Customer of any [*] to any manufacturing process or Materials (including the Production Materials) [*]; (b) work [*] any such issues [*] under the circumstances, and (c) provide at [*].

9.2 Audit. Customer may from time to time, upon agreement between to the parties with respect to the timing, location, and scope of such a review and subject to Flextronics’ normal security and confidentiality requirements, review Flextronics’ facilities and records to confirm Flextronics’ performance in accordance with this Agreement. Flextronics may not unreasonably withhold its agreement to any such timing, location or scope. In order to enable adequate audits by Customer, Flextronics shall maintain all records related to its performance under this Agreement in accordance with Flextronics’ reasonable record-keeping policies, which shall at all times be consistent with legal requirements applicable to Flextronics. Customer shall additionally have the right for its personnel to be present from time to time in Flextronics’ facilities to review and assess the Work being performed pursuant to mutually agreed upon procedures related thereto. Flextronics may not unreasonably withhold its agreement to any such procedures.

9.3 Quarterly Review. The parties will use commercially reasonable efforts to meet quarterly to review Flextronics’ performance under this Agreement, including, Flextronics’ compliance with the quality assurance and workmanship standards described in this Section 9, and to discuss and resolve any issues that may have arisen including those relating to quality, performance, engineering changes, or Excess Materials, [*]. Prior to each such meeting, Flextronics shall provide Customer with a written report regarding Flextronics’ performance under this Agreement, including, meeting or exceeding, during the previous quarter, the quality assurance and workmanship standards described in this Section 9, as well as preventive action plans to address any deficiencies.

9.4 Failure Tracking; Traceability. Flextronics will provide a real time work order and failure-tracking system for all process steps in the manufacture of the Products [*]. Detailed information will be provided to the Customer on a daily basis by an agreed upon delivery mechanism to include volume, process yields, defect paretos, cycle and up times, serial number tracking, parent child relationships, debug/root cause etc. The parties shall work in good faith to implement and maintain a system for the traceability and identification of the Products in order to enable Customer to readily identify which Products may be affected by a particular failure (e.g., non-conformity with any warranty or any other defect) and to trace the origin, date, Supplier(s) and any processes associated with the particular failure, non-conformity or defect.

10.	INTELLECTUAL PROPERTY LICENSES

10.1 All Intellectual Property (whether existing as of the Effective Date or thereafter developed or licensed) owned by, or licensed to, the Customer will continue to be owned by the Customer and, accordingly, Customer hereby grants to Flextronics a non-exclusive, revocable, non-transferable, non-sublicenseable, royalty-

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free limited license, to use only that portion of such Intellectual Property as may be necessary for Flextronics to perform its obligations under this Agreement. The foregoing license shall terminate or expire as set forth in Section 11.

10.2 All Intellectual Property (whether existing as of the Effective Date or thereafter developed or licensed) owned by, or licensed to, Flextronics will continue be owned by Flextronics, except as specifically set forth in Section 10.3.

10.3 Any Intellectual Property arising in the course of Flextronics’ performance of this Agreement [*] shall belong to the Customer. Any Intellectual Property belonging to the Customer pursuant to this Section shall be referred to herein as the “Customer Developed Intellectual Property,” and shall be subject to the license granted by Customer to Flextronics pursuant to Section 10.1. Flextronics irrevocably assigns to Customer all right, title and interest worldwide in and to the Customer Developed Intellectual Property, including, copyright, trademark, trade secret, patent, contract and licensing rights. The assignment provided for herein shall be total, perpetual, valid for any and all types of media, in any number of copies, and for any and all types of use. To the extent that under applicable laws any such right, title and interest in and to the Customer Developed Intellectual Property cannot be held by or otherwise assigned to Customer, then Flextronics hereby grants to Customer an exclusive, worldwide, royalty-free and irrevocable license to such Customer Developed Intellectual Property, which shall remain in full force and effect perpetually or for the maximum term allowed by applicable law, with the right to sublicense, for any and all types of use, for an unlimited number of copies and in any type of media. Flextronics agrees to reasonably cooperate with Customer or its designee(s), both during and after the Term, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing any and all Intellectual Property rights in and to the Customer Developed Intellectual Property, and the assignment thereof to Customer or Customer’s designee. Such assistance will include execution of a signed transfer of Intellectual Property rights to Customer or Customer’s designee for all Customer Developed Intellectual Property.

10.4 Except as specifically set forth in Section 10.3 nothing in this Agreement or any Purchase Order grants, or can be capable of granting, to a party (whether directly, indirectly, or by implication, estoppel or otherwise) any rights to any Intellectual Property owned by or licensed to the other party.

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year thereafter (the “Initial Term”) until terminated as provided in Section 11.2 or 13.8 (Force Majeure). After the expiration of the Initial Term hereunder (unless this Agreement has been terminated), this Agreement shall automatically renew for separate but successive one-year terms (each, a “Renewal Term,” and collectively with the Initial Term, the “Term”) unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) calendar days or more prior to the end of the current Term.

11.2 Termination. This Agreement may be terminated by either party: (a) if the other party defaults in any payment obligation hereunder and such default continues without a cure for a period of ten (10) calendar days from the defaulting party’s receipt of notice thereof, (b) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues un-remedied for a period of thirty (30) calendar days after the delivery of written notice thereof by the terminating party to the other party, or (c) pursuant to Section 13.9 (Force Majeure). This Agreement may be terminated by Customer for convenience upon ninety (90) calendar days’ written notice to Flextronics. This Agreement may be terminated by Flextronics upon one hundred (180) calendar days’ written notice to Customer.

11.3 Effect of Expiration or Termination. Expiration or termination of this Agreement: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, (b) Sections 5.4 and 6 shall govern with respect to any liability Customer may have to Flextronics for any [*] in existence as of the date of expiration and termination, and (c) shall not affect Flextronics’ warranties in Section 8 above. Sections 1, 3.4, 3.6, 3.7, 3.8, 3.9, 4.5, 5, 6, 7, 8, and 10-13 are the only terms that shall survive any termination or expiration of this Agreement.

11.4 Cooperation Upon Termination or other Events. In the event of expiration or termination of this Agreement or redirection of production pursuant to Sections 3.3, 3.5 or 5.3, Flextronics shall provide reasonable cooperation to Customer to ensure a smooth transition. Flextronics shall return, at [*], all Tooling and other Customer-owned or consigned materials to Customer in good condition, or ship such material to another destination as specified by Customer. Customer shall determine the manner and procedure for returning or

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shipping such property. If such material is not returned or shipped according to this Section, Customer will have the right to collect the material at Flextronics plants or offices, and Flextronics agrees to assist Customer in such collection.

12.	INDEMNIFICATION; LIABILITY LIMITATION

12.1 Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, Customer and Customer’s Affiliates, and all directors, officers, employees, and agents of Customer and its Affiliates (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, to the extent the same arise out of third-party claims relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, to the extent such injury or damage has been caused by the breach by Flextronics of its warranties set forth in Section 8;

(b) any infringement of the Intellectual Property rights of any third party to the extent that such infringement is caused by a process that Flextronics uses to perform any Work hereunder (e.g., manufacture, assemble and/or test the Products); provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’ manufacturing, assembly or testing of the Product in accordance with the Specifications; or

(c) any failure of any Product sold by Flextronics hereunder to comply with any Environmental Regulations to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’ manufacture of the Product in accordance with the Specifications.

12.2 Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and Flextronics’ Affiliates, and all directors, officers, employees and agents of Flextronics and its Affiliates (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of third-party claims relating to:

(a) any failure of any Product (or Materials contained therein, excluding any Production Materials covered by Section 12.1(c) above) sold by Flextronics hereunder to comply with any governmental requirements and/or Environmental Regulations to the extent that such failure has not been caused by the breach by Flextronics of its warranties set forth in Section 8;

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but only to the extent such injury or damage has not been caused the breach by Flextronics of its warranties set forth in Section 8; or

(c) any infringement of the Intellectual Property rights of any third party by any Product to the extent that such infringement is not the responsibility of Flextronics pursuant to Section 12.1(b).

12.3 Procedures for Indemnification. With respect to any third-party claims that a party is seeking indemnification for under Section 12, such party shall give the other party prompt notice of the third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by providing notice within thirty (30) calendar days of receipt of notice of the claim. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim, which consent will not be unreasonably withheld or delayed. If any claim for indemnification under this Section 12 is rejected by a party for any reason, then executive officers of Customer and Flextronics shall meet within three (3) business days of the rejection in a bona fide attempt to resolve the matter. Failing a resolution at such meeting, the parties shall have the right to immediately pursue arbitration or litigation as provided below.

12.4 Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 12.1(b) or 12.2(c) above, or in the event the indemnifying party desires to limit its liability under this Section 12, in addition to its indemnification obligations set forth in this Section 12, the indemnifying party shall, at its option,

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either: (i) substitute a fully equivalent Product or process (as applicable) not subject to such injunction, (ii) modify such Product or process (as applicable) so that it no longer is subject to such injunction, or (iii) obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, [*]. Customer shall only have liability for those [*] that Flextronics is able to ship or redirect to Customer within [*] calendar days of the cancellation (unless such shipment or redirection is prohibited by an injunction, in which case Customer shall reimburse Flextronics for such [*] regardless of Flextronics’ inability to ship or redirect such [*] due to the injunction); provided however, if Flextronics notifies Customer prior to the [*] calendar day that it is unable to ship or redirect any such [*] to Customer, but will be able to ship or redirect the [*] shortly thereafter (e.g., due to the fact that the [*] are in-transit) then the parties shall work in good faith to adjust the timeframe to permit Flextronics a reasonable period of time to ship or redirect the [*] to Customer, and so long as Flextronics ships or redirects the [*] within such mutually agreed timeframe then Customer shall have [*]. Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, in the event that a third party makes a claim of infringement with respect to any Product, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

12.5 No Other Liability. EXCEPT WITH REGARD TO A BREACH OF SECTION 13.1 OR INDEMNIFICATION PURSUANT TO 8.6, 12.1 OR 12.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 12 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

13.	MISCELLANEOUS

13.1 Confidentiality. Each party acknowledges that, during the performance of this Agreement, it will acquire certain confidential information related to the other party. The exchange of confidential information between the parties pursuant to this Agreement shall be governed by that certain confidentiality agreement (the “Confidentiality Agreement”) entered into between the parties with an effective date of November 17, 2014.

13.2 Anti-Bribery & Anti-Corruption. Each party shall comply with, and shall ensure that its Affiliates comply with, all applicable laws and regulations enacted to combat bribery and corruption, including, the United States Foreign Corrupt Practices Act, the UK Bribery Act, the principles of the OECD Convention on Combating Bribery of Foreign Public Officials, and any corresponding laws of all countries where business or services will be conducted or performed pursuant to this Agreement. Each party shall not, and shall ensure that its Affiliates do not, either directly or indirectly, pay, offer, promise to pay, or give anything of value (including, any amounts paid or credited by Customer and/or its Affiliates to Flextronics) to any person including an employee or official of any government, government controlled enterprise or company, or political party, with the reasonable knowledge that it will be used for the purpose of obtaining any improper benefit or to improperly influence any act or decision by such person or for the purpose of obtaining, retaining, or directing business. Any amounts paid by Customer and/or its Affiliates to Flextronics and/or its Affiliates pursuant to the terms of this Agreement will be for products supplied and/or services actually rendered in accordance with the terms of this Agreement. Each party shall not, and shall ensure that its Affiliates do not accept bribes or kickbacks in any form.

13.3 Use of Party Names is Prohibited; Facility Tours. The existence and terms of this Agreement are Confidential Information (as defined in the Confidentiality Agreement) and protected pursuant to Section 13.1. Accordingly, neither party may use the other party’s name or identity or trademarks or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of that party. Flextronics will require that all non-Customer visitors that tour the Customer manufacturing line or

15	*Confidential Treatment Requested

Customer-storage areas of the Flextronics facility enter into a confidentiality agreement with Flextronics; provided that no third-party will be permitted to view the manufacturing process of the Product (or manufacturing of prototypes) without Customer’s written permission, provided further that in no event will any competitor of the Customer be permitted to tour or view the Customer’s manufacturing line, storage areas or the Products.

13.4 Entire Agreement; Severability. This Agreement, including, any and all Exhibits attached hereto which are by this reference deemed incorporated herein, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, course of dealings, and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

13.5 Amendments; Waiver. This Agreement may be amended only by written agreement of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

13.6 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party, and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

13.7 Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. In the event a dispute between the parties arises with respect to this Agreement and it is resolved by arbitration, litigation or other proceeding the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, attorneys’ fees) from the other party, provided that such award is in proportion to the total amount of all claims made by the party on which the party prevails.

13.8 Insurance. Flextronics and Customer agree to maintain appropriate insurance (including, any insurance coverage required by law) to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Flextronics specifically agrees to maintain a minimum amount and type of insurance coverage at all times that covers the value of any Finished Products, [*] that Customer may have hereunder, as well as to protect against any loss with respect to any Customer Consigned Materials or Customer owned property that is in the possession or control of Flextronics.

13.9 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this Section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within [*] consecutive calendar days after such event, the other party may [*]. Any party declaring a Force Majeure event will notify the other party of such event within [*] of the event’s occurrence.

13.10 Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, Flextronics may subcontract or assign some or all of its rights and obligations under this Agreement to a Flextronics Affiliate, or, solely with respect to the right to receive payment due from Customer hereunder, Flextronics may assign such right to a third party, in each case upon providing Customer written notice thereof. Customer may assign its rights and obligations under this Agreement to a third party in connection with the transfer or sale of all, or substantially all, of its business related to this Agreement, or in the event of a merger, consolidation, change in control or other similar transaction involving Customer or its Affiliates. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any purported assignment in violation of this Article shall be void and of no effect.

16	*Confidential Treatment Requested

13.11 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section.

13.12 Controlling Law; Dispute Resolution; Waiver of Jury Trial.

The parties hereby establish this dispute resolution process to be followed in the event any disagreement or controversy should arise out of, or concerning, the performance of this Agreement. It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Customer and Flextronics. Either party may initiate the proceedings by giving written notice to the other party setting forth the particulars of the dispute and calling for a meeting of the parties. The parties agree to meet within ten (10) calendar days of the date of notice to jointly define the scope and a method to remedy the dispute. If these meetings do not resolve the dispute, then executive officers of Customer and Flextronics are authorized to, and will, meet in a bona fide attempt to resolve the matter. Failing such resolution, the parties shall have the right to pursue arbitration below. Neither party shall be obligated to follow this procedure with respect to any breach of the confidentiality provisions of this Agreement or with respect to any dispute resulting from a party’s rejection of a claim for indemnification from the other party under Section 12.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of California and the parties hereby consent to the personal and exclusive jurisdiction and venue of the California state courts and the Federal courts located in Santa Clara County, California. Notwithstanding the foregoing, except with respect to enforcing claims for injunctive or equitable relief or with respect to any dispute resulting from a party’s rejection of a claim for indemnification from the other party under Section 12, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud will be submitted for resolution by binding arbitration in accordance with the Comprehensive Arbitration Rules & Procedures of JAMS. The Federal Arbitration Act shall govern the arbitrability of all disputes. The arbitration will be held in Santa Clara County, California and it shall be conducted in the English language. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the above, each party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. To the extent applicable, in the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury. The United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply to this Agreement or any transactions hereunder.

13.13 Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties. For clarity, the term “includes” or “including” or any equivalent of such terms is non-exclusive and means “includes without limitation,” “including but not limited to,” and equivalent variants of such phrases.

13.14 Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

13.15 Counterparts. This Agreement may be executed in counterparts.

[Rest of Page Intentionally Left Blank – Signatures Follow]

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IN WITNESS WHEREOF, the parties have caused this Manufacturing Services Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

Customer:		Flextronics:

FITBIT INTERNATIONAL LTD.		FLEXTRONICS SALES & MARKETING (A-P), LTD.

Signature:	/s/ James Park	Signature:	/s/ Manny Marimuthu

By:	James Park	By:	Manny Marimuthu

Title:	Director	Title:	Director

Fitbit: (for purposes of Section 1.3 only)

Fitbit, Inc.

Signature:	/s/ James Park

By:	James Park

Title:	CEO

Signature Page to Manufacturing Services Agreement

Exhibit 1

Definitions

“Acceptance Criteria”	shall have the meaning set forth in Section 7.1.

“Affiliates”	shall mean, with respect to a party hereto, any legal entity that, directly or indirectly, controls, is controlled by or is under common control with that party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

[*]	shall have the meaning set forth in Section [*].

“Agreement”	shall have the meaning set forth in the introductory paragraph.

“Approved Vendor List” or “AVL”	shall mean the list of Suppliers currently approved to provide the Materials specified in the Bill of Materials for a Product as specified and controlled in the PDM System.

“Baseline Price”	shall have the meaning set forth in Section 5.4.

“Bill of Materials” or “BOM”	shall mean a list of the Materials and the quantities of each needed to manufacture the Products being ordered by Customer, in each case as provided by Customer.

“Blanket Purchase Order”	shall have the meaning set forth in Section 3.1.

“Confidential Information”	shall have the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement”	shall have the meaning set forth in Section 13.1.

“Cost”	shall mean the [*].

“Credit Limit”	shall have the meaning set forth in Section 3.8.

“Customer”	shall have the meaning set forth in the introductory paragraph.

[*]	shall have the meaning set forth in Section 3.6.

“Customer Controlled Materials”	as part of the quarterly pricing review process the parties shall work in good faith to mutually agree upon those Materials that are deemed to be controlled by Customer for the upcoming quarter, with those such Materials being the Customer Controlled Materials for such quarter.

“Customer Developed	shall have the meaning set forth in Section 10.3.

Intellectual Property”

“Customer Indemnitees”	shall have the meaning set forth in Section 12.1.

“Damages”	shall have the meaning set forth in Section 12.1.

“ECO”	shall have the meaning set forth in Section 2.2.

“Effective Date”	shall have the meaning set forth in the introductory paragraph.

“Environmental Regulations”	shall mean any laws pertaining to pollution or protection of [*].

19	*Confidential Treatment Requested

“Epidemic Failure(s)”	shall have the meaning set forth in Section 8.9.

“Excess Materials”	shall have the meaning set forth in Section 6.1.

“Finished Product”	shall mean a Product that has been [*] in each case in accordance with the applicable Specifications.

“Fitbit”	shall have the meaning set forth in the introductory paragraph.

“Flextronics”	shall have the meaning set forth in the introductory paragraph.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 12.2.

“Force Majeure”	shall have the meaning set forth in Section 13.9.

“Forecast”	shall have the meaning set forth in Section 3.1.

“Guaranteed Obligations”	shall have the meaning set forth in Section 1.3.

“Interim Agreement”	shall have the meaning set forth in Section 1.5.

“Individual Purchase Order”	shall have the meaning set forth in Section 3.1.

“Initial Term”	shall have the meaning set forth in Section 11.1.

“Intellectual Property”	shall mean all patents, applications for patents, copyrights, mask works, trade secrets and any other intellectual property rights recognized by any jurisdiction.

“Lead Time(s)”	shall mean the [*].

“Manufacturer Value Added Amount”	shall mean, with respect to a Product, the [*].

“Materials”	shall mean components, parts and subassemblies that comprise the Product and that appear on the Bill of Materials for the Product.

“Materials Commitment”	shall have the meaning set forth in Section 4.2.

“Materials Procurement Lead Time”	shall mean with respect to any particular item of Materials, the longer of (a) [*], or (b) the [*].

“Minimum Order Quantity” or “MOQ”	shall mean the minimum order quantity for any Materials as established by the parties in accordance with this Agreement.

“Non-Cancellable, Non-Returnable Materials” or “NCNR”	shall mean those Materials that [*].

[*]	shall have the meaning set forth in Section [*].

“PDM System”	shall mean Customer’s then-current web based Product data management (PDM) system, which is as of the Effective Date hosted by Arena Solutions.

“Price(s)”	shall mean the price(s) for the Product or Work as agreed between the parties from time to time in accordance with the terms of this Agreement.

“Product(s)”	shall have the meaning set forth in Section 2.1.

20	*Confidential Treatment Requested

“Production Materials”	shall mean those Materials [*].

“Purchase Order”	shall have the meaning set forth in Section 3.1.

“Renewal Term”	shall have the meaning set forth in Section 11.1.

“Release Order”	shall have the meaning set forth in Section 3.1.

“Rejected Products”	shall have the meaning set forth in Section 7.1.

“Risk Buy”	shall have the meaning set forth in Section 3.1.

“Shipping Costs”	shall include [*].

“Specifications”	shall have the meaning set forth in Section 2.1.

“Supplier”	shall mean any company, organization, or other entity that provides Materials.

“Term”	shall have the meaning set forth in Section 11.1.

“Tooling”	shall have the meaning set forth in Section 2.3.

“Warranty Period”	shall mean [*] months from the date on which Flextronics delivers a Product to Customer.

“Work”	shall have the meaning set forth in Section 2.1.

“Work-in-Progress”	shall mean any [*].

21	*Confidential Treatment Requested

Exhibit 8.6

Compliance

1. Legal Compliance. Flextronics shall comply with all applicable federal, state, local, and foreign laws, rules, and regulations applicable to its obligations under this Agreement in the jurisdiction in which such obligations are carried out.

2. Chemical Substances. Flextronics shall provide to Customer all globally harmonized systems (GHS)HS safety data sheets (SDS) or other similar documentation relating to the Materials provided to Flextronics by the Suppliers. Flextronics shall use commercially reasonably efforts to obtain English-language GHS SDSs, and to obtain details regarding the hazards presented by any materials designated as trade secrets on any GHS SDS.

3. Shipment. All Products and Materials will be prepared for shipment in conformance with all governmental and freight regulations applicable to chemicals and hazardous materials, including regulations regarding fumigation and aeration. All packaging materials, including pallets, shall be free of pests and comply with all applicable regulations regarding wood packaging materials, including, 7 CFR 319.40.

4. RoHS. [*] applicable hazardous substance content and exposure regulations applicable to the manufacturing of the Products, including, the Chinese administrative measure on the control of pollution caused by electronic information products (Chinese RoHS) and the EU legislation restricting the use of hazardous substances in electrical and electronic equipment (RoHS Directive 2002/95/EC and RoHS 2 Directive 2011/65/EU), as amended from time to time.

Flextronics shall have processes in place to ensure proper control [*]. In the event Flextronics is supplying a top level assembly, [*].

5. Regulatory Compliance and Certification of Manufacturing Locations. Flextronics agrees to maintain all necessary regulatory and governmental certifications agreed to by the parties from time to time to support the manufacture of the Products. These certifications shall initially include: [*], as revised from time to time). Upon request, Flextronics shall provide Customer with all documentation applicable to such certifications. If any new certifications are required that are unique to the manufacture of the Products and are beyond standard factory requirements, the parties shall mutually agree on [*] associated with such additional certifications. Flextronics shall have no responsibility for, and shall not own, any certifications specific to the Products, and such certifications shall be owned by Fitbit.

6. Product Certifications. Customer shall obtain and maintain, at [*], all necessary Product certifications, including, certifications necessary to place the CE mark on the applicable Products.

7. Labor Standards Compliance. In performance of their respective obligations under the Agreement, Flextronics and Customer shall each comply with all applicable labor laws respective to the locations where the parties perform pursuant to this Agreement. Specifically, Flextronics shall comply with the Fair Labor Standards Act to the extent applicable to Flextronics operations and subsidiaries in the United States.

8. Homeland Security. The Customs-Trade Partnership Against Terrorism (C-TPAT) is a program led by United States Customs and Border Protection designed to strengthen private companies’ supply chains with respect to terrorism. In order for a company to achieve C-TPAT certification it and its supply chain need to implement and maintain a security program to ensure the integrity of goods destined for the United States. Accordingly, Flextronics agrees to take any actions necessary to implement and maintain a security program that will enable Customer to achieve C-TPAT certification with respect to the Products.

9. Conflict Minerals. In the event that Customer reasonably determines that it will become subject to the disclosure requirements of Section 13(p) to the Securities Exchange Act of 1934, as amended by Section 1502 of the Dodd Frank Wall Street Reform and Consumer Protection Act, Flextronics shall use commercially reasonable efforts to support Customer’s compliance therewith, including assisting Customer to obtain from time to time information from all Suppliers that will allow Customer to determine whether any of the Materials contain Conflict Minerals, and if present, whether such Materials are necessary for the production or functionality of any Product

22	*Confidential Treatment Requested

and the origin of such minerals (e.g., chain of custody data and smelter data). Such assistance shall include working to obtain written declarations (in an industry accepted format) from the Suppliers with respect thereto and any additional information reasonably required by Customer regarding the diligence each Supplier has conducted in support of such declaration.

10. Compliance Audits. In the event of any audit regarding the Products by any governmental or quasi-governmental authority, any customer of the Products or a certification company (such as UL), Flextronics shall cooperate in good faith with Customer to facilitate such audit and resolve any issues raised by such audit within any required timeframes. Without limiting the generality of the foregoing, in the event a certification company inspector issues a variation notice with regard to the Products or Flextronics manufacturing location, Flextronics agrees to respond to Customer in writing regarding all issues raised in such notice within a reasonable time and work to implement a recovery plan acceptable to the certification company within the required timeframe.

11. Updates/New Regulations. In the event that during the Term there is any amendment to existing, or adoption of any new, federal, state, local, or foreign laws, rules, or regulations applicable to the Products or the parties performance hereunder, including, any new hazardous substance regulations in any country, the parties shall review and work in good faith to make changes to this Agreement and their performance hereunder to allow the parties to comply with such laws, rules or regulations.

12. Information. Flextronics shall supply Customer in a timely manner any and all information or data required by Customer to support its government compliance obligations.

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